INDEPENDENT CONTRACTOR SERVICES AGREEMENT

        THIS AGREEMENT ("Agreement") is entered into by and between HyperBaric Systems ("Company"), a California corporation, and Fernando Lopez, M.D. (the "Contractor").

        1. Engagement of Services. Contractor agrees to perform services for Company as follows:

Evaluate HBS organ preservation solution(s) as per protocol provided. Evaluation shall involve transplantation of up to sixty dog's kidneys, storage of kidney's in HBS solution(s), taking and recording of measurements according to protocols and proceedures provided by HBS, and transmitting such results to HBS as requested.

Company selected Contractor to perform these services based upon Company receiving Contractor's personal service and therefore Contractor may not subcontract or otherwise delegate its obligations under this Agreement without Company's prior written consent.

        2.        Compensation.

                2.1 Fees and Approved Expenses. Company will pay Contractor a fee of $1,000 for services rendered by Contractor pursuant to this Agreement. Contractor will be reimbursed for expenses or services incurred up to a total of no more than $5,000 in connection with the performance of services under this Agreement. Such expenses and outside services must be agreed to by HBS management. Additionally, Contractor will be granted an option to purchase 2,500 shares of Company stock at a purchase price of $1.50 per share, which shall vest immediately upon the completion of all of the terms of this Agreement. The stock option shall be pursuant to the Company's Non-Qualified Stock Option Plan, Agreement and Grant, and must be approved by the Company's Board of Directors to become effective.

                2.2 Timing. Company will pay Contractor for services and will reimburse Contractor for previously approved expenses within fifteen
(15) days of the date of Contractor's invoice.

        3. Independent Contractor Relationship. Contractor and Company understand, acknowledge and agree that Contractor's relationship with Company will be that of an independent contractor and nothing in this Agreement is intended to or should be construed to create a partnership, joint venture, or employment relationship.

        4.        Trade Secrets - Intellectual Property Rights.

                4.1        Disclosure of Inventions.

                        (a) Contractor agrees to disclose promptly in writing to Company, or any person designated by Company, every invention, including but not limited to computer programs, processes, know-how and other copyrightable material, which is conceived, made or reduced to practice by Contractor within the scope of the work under this Agreement.

                        (b) Contractor represents that his performance of all of the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data of a third party and Contractor will not disclose to Company, or induce Company to use, any confidential or proprietary information belonging to third parties unless such use or disclosure is authorized in writing by such owners.

            (c) Contractor represents that any inventions or copyrighted works relating to Company's actual or anticipated business or research and development which Contractor has made, conceived, or reduced to practice at the time of signing this Agreement, have been disclosed in writing to Company and attached to this Agreement as Exhibit A.

                4.2 Confidential Information. Contractor agrees during the term of this Agreement and thereafter to take all steps reasonably necessary to hold in trust and confidence information which he knows or has reason to know is considered confidential by Company ("Confidential Information"). Contractor agrees to use the Confidential Information solely to perform the project hereunder. Confidential Information includes, but is not limited to, technical and business information relating to Company's inventions or products, research and development, manufacturing and engineering processes, and future business plans. Contractor's obligations with respect to the Confidential Information also extend to any third party's proprietary or confidential information disclosed to Contractor in the course of providing services to Company. This obligation shall not extend to any information which becomes generally known to the public without breach of this Agreement. This obligation shall survive the termination of this Agreement.

                4.3 No Conflict of Interest. Contractor agrees during the term of this Agreement not to accept work or enter into a contract or accept an obligation, inconsistent or incompatible with Contractor's obligations or the scope of services rendered for Company under this Agreement.

                4.4        Assignment of Inventions.

                        (a) Inventions resulting from Contractor's work for Company under this Agreement are the exclusive property of Company. "Inventions" includes any and all inventions, improvements, discoveries, and technical developments that Contractor, solely or jointly with others, conceives, makes, or reduces to practice within the scope of the work under this Agreement. Contractor assigns to Company his or her entire right, title and interest in the Inventions worldwide and the associated intellectual property rights.

                        (b) Contractor agrees to assist Company in any reasonable manner to obtain and enforce for Company's benefit patents, copyrights, and other property rights covering the Inventions in any and all countries, and Contractor agrees to execute, when requested, patent, copyright or similar applications and assignments to Company and any other lawful documents deemed necessary by Company to carry out the purpose of this Agreement. Contractor further agrees that the obligations and undertaking stated in this Section 4.4(b) will continue beyond the termination of Contractor's service to Company. If called upon to render assistance under this Section 4.4(b), Contractor will be entitled to a fair and reasonable fee in addition to reimbursement of authorized expenses incurred at the prior written request of Company.

                        (c) In the event that Company is unable for any reason whatsoever to secure Contractor's signature to any lawful and necessary document required to apply for or execute any patent, copyright or other applications with respect to any Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Contractor hereby irrevocably designates and appoints Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act for and in his behalf and instead of Contractor, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by Contractor.

                4.5 Return of Company's Property. Contractor acknowledges that Company's sole and exclusive property includes all documents, such as drawings, manuals, notebooks, reports, sketches, records, computer programs, employee lists, customer lists and the like in his custody or possession, whether delivered to Contractor by Company or made by Contractor in the performance of services under this Agreement, relating to the business activities of Company or its customers or suppliers and containing any information or data whatsoever, whether or not Confidential Information. Contractor agrees to deliver promptly all of Company's property and all copies of Company's property in Contractor's possession to Company at any time upon Company's request.

        5.        Termination - Noninterference with Business.

                5.1 Termination by Company. Company may terminate this Agreement for material breach at any time upon fifteen (15) days prior written notice to Contractor. Company also may terminate this Agreement immediately in its sole discretion upon Contractor's material breach of Article 4 and/or
Section 5.3 of this Agreement and/or upon any acts of gross misconduct by Contractor directly affecting this Agreement or the independent contractor relationship.

                5.2 Termination by Contractor. Contractor may terminate this Agreement for material breach at any time upon fifteen (15) days prior written notice to Company.

                5.3 Noninterference with Business. During and for a period of two (2) years immediately following termination of this Agreement by either party, Contractor agrees not to solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with Company.

        6.        General Provisions.

                6.1 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California as applied to agreements entered into and to be performed entirely within California between California residents.

                6.2 Entire Agreement. This Agreement, including all Exhibits to this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.

                6.3 Waiver. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other, different, or subsequent breach by either party.

                6.4 Successors and Assigns. Contractor may not assign its rights or obligations arising under this Agreement without Company's prior written consent. Company may assign its rights and obligations under this Agreement. This Agreement will be for the benefit of Company's successors and assigns, and will be binding on Contractor's heirs, legal representatives and permitted assignees.

                6.5 Legal Fees. If any dispute arises between the parties with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing party in such proceeding shall be entitled to receive its reasonable attorneys' fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief to which it may be entitled.

                6.6 Notices. All notices, requests and other communications required to be given under this Agreement must be in writing, and must be mailed by registered or certified mail, postage prepaid and return receipt requested, or delivered by hand to the party to whom such notice is required or permitted to be given. Any such notice will be considered to have been given when received, or if mailed, five (5) business days after it was mailed, as evidenced by the postmark. The mailing address for notice to either party will be the address shown on the signature page of this Agreement. Either party may change its mailing address by notice as provided by this Section 6.6.


                6.7 Survival. The following provisions shall survive termination of this Agreement: Article 4 and Section 5.3.

                6.8 Term. This Agreement is effective as of April 6, 2000, and will terminate on August 6, 2000, unless terminated earlier in accordance with Section 5 above.

"Company"                                  "Contractor"

HyperBaric Systems                         Fernando Lopez, M.D.


By:                                        By:

Name:  Luis Toledo, M.D., Ph.d.            Name: Fernando Lopez, M.D.

Title: Chief Medical Officer               Title:

Address: 1127 Harker Avenue                Address:
         Palo Alto, CA 94301               __________________


        EXHIBIT A

        PRIOR INVENTIONS DISCLOSURE